Exhibit 12


                          SOUTH JERSEY INDUSTRIES, INC.
         Calculation of Ratio of Earnings from Continuing Operations to
                       Fixed Charges (Before Income Taxes)
                                 (IN THOUSANDS)



                                                                 Fiscal Year Ended December 31,
                              ------------------------------------------------------------------------------------------
                                       2003            2002           2001            2000           1999          1998
                              ------------------------------------------------------------------------------------------

Net Income*                           $34,553        $29,412         $26,869        $24,741         $21,962     $13,506

Income Taxes                           23,596         20,404          19,295         18,711          16,418      11,703

Fixed Charges**                        23,016         22,675          24,101         24,392          24,300      22,436

Capitalized Interest                   (2,400)        (1,941)           (500)           (26)           (390)       (167)
                              ------------------------------------------------------------------------------------------
Total Available                       $78,765        $70,550         $69,765        $67,818         $62,290     $47,478
                              ==========================================================================================

Total Available                          3.4x           3.1x            2.9x           2.8x            2.6x        2.1x
------------------------------
Fixed Charges


 *  Net Income from Continuing Operations.

** Includes interest and preferred dividend requirement of a subsidiary. Preferred dividend requirement totalled $135,000 in 2003 (rentals are not material).